Registrant :Vanguard World Funds
File Number:811-1027
CIK Number:0000052848
Series: 2 Vanguard International Growth Fund

Effective April 7, 2003, the Fund adopted the following additional policies:

The Fund may invest in foreign  issuers  through  American  Depositary  Receipts
(ADRs), European Depositary Receipts (EDRs), Global Depositary Receipts (GDRs), or similar investment vehicles.

The Fund may also invest in convertible securities.